Exhibit 99.1

Hercules Technology Growth Capital Secures New Credit Facility up to $300 Million with Initial Commitment from Wells Fargo Foothill of $50 Million

PALO ALTO, Calif.--(BUSINESS WIRE)--Hercules Technology Growth Capital, Inc. (NASDAQ:HTGC), the leading specialty finance company providing venture debt and equity to venture capital and private equity backed technology and life science companies at all stages of development, today announced that on August 25, 2008 it secured a new credit facility for up to $300 million in capital. Wells Fargo Foothill Lender Finance, part of Wells Fargo & Company (NYSE:WFC), will provide $50 million in capital under the credit facility, and other lenders are able to join the facility and build to the total credit commitment.

The new credit facility will be used to provide growth capital to privately-held, venture capital and private equity sponsored technology and life science companies. Since its inception and through June 30, 2008, Hercules has made debt and equity commitments of approximately $1.3 billion to 120 life science and technology companies.

The new credit facility, which was arranged by Wells Fargo Foothill, contains an accordion feature, in which the Company can increase the credit line up to $300 million, funded by additional lenders and with the agreement of Wells Fargo Foothill and subject to other customary conditions. The Company intends to add additional lenders to expand the facility over the next 12 months.

“We are pleased to be associated with such a highly regarded finance company serving the technology and life sciences sector,” said Andrea Petro, division manager of Wells Fargo Foothill Lender Finance. “As Hercules continues to strengthen its portfolio, this senior secured credit facility will provide support for the company’s continued growth and successful development.”

“Our track record of growth and credit performance during the past four years enables Hercules to attract a top tier financial partner like Wells Fargo Foothill despite today’s difficult credit environment,” said Manuel Henriquez, CEO of Hercules Technology. “We believe that Wells Fargo Foothill views the robust activity in today’s venture investing in the same opportunistic way our team at Hercules does.”

“We look forward to a long relationship with Wells Fargo Foothill,” concluded Henriquez.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life science companies at all stages of development. Founded in December 2003, the company primarily finances privately held companies backed by leading venture capital and private equity firms. Hercules invests in a broad range of ventures active in technology and life science industries and offers a full suite of growth capital products at all levels of the capital structure. The company is headquartered in Palo Alto, Calif. and has additional offices in the Boston, Boulder, San Diego, Columbus and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.HTGC.com.

About Wells Fargo Foothill:

Wells Fargo Foothill is a leading provider of senior secured financing to middle-market companies across the United States and Canada, offering flexible, innovative credit facilities from $10 million to $1 billion and more. It is part of Wells Fargo & Company, a diversified financial services company with $609 billion in assets, providing banking, insurance, investments, mortgage and consumer finance to more than 23 million customers from almost 6,000 stores and the Internet (wellsfargo.com) across North America and elsewhere internationally. Wells Fargo Bank, N.A. is the only bank in the U.S., and one of two banks worldwide, to have the highest possible credit rating from both Moody’s Investors Service, “Aaa,” and Standard & Poor’s Ratings Services, “AAA.” For more information, visit Wells Fargo Foothill on the Internet at www.wellsfargofoothill.com

Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

Forward-Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650.289.3060 HT-HN
info@htgc.com
or
Sally Borg, 650.289.3066
sborg@htgc.com